Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

TAT MERGER SUB LLC

(A Texas Limited Liability Company)

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of TAT Merger Sub LLC, a Texas limited liability company (the “Company”) is made and entered into effective as of August 7, 2020, by and among the undersigned persons pursuant to the provisions of the Texas Business Organizations Code, as amended.

A.TransAtlantic Petroleum Ltd. (“TransAtlantic”) is a publicly-traded Bermuda exempted company.  On July 23, 2020, TAT Holdco LLC (“Holdco”) was formed as a limited liability company in the State of Texas for the purpose of being the sole member and manager of the Company.

B.The Company was formed for the purpose of being the surviving entity in a merger of TransAtlantic with and into the Company (the “Merger”).

1.Formation.  Holdco (the “Member”) agrees to become a member in the Company under the provisions of this Agreement and the Texas Business Organization Code, as amended from time to time (the “Code”).  The Member shall be the sole Member of the Company.  The Company shall be managed by the Manager, as provided in this Agreement.

2.Name.  The name of the Company is TAT Merger Sub LLC.

3.Certificate of Formation.  A certificate of formation was filed on July 24, 2020 as required by the Code.  The Company and Member shall do all other things requisite to the organization and continuation of a sole member limited liability company under the Code.

4.Term.  The term of the Company commenced upon the filing of the certificate of formation with the Texas Secretary of State.  The Company shall have perpetual existence.

5.Business of the Company.  The nature of the business and the purpose of the Company shall be to engage in any lawful act or activity for which limited liability companies may be organized under the Code.

6.Place of Business.  The principal place of business of the Company shall be 16803 Dallas Parkway, Addison, Texas 75001, or such other place as the Member may from time to time determine.  At the principal place of business, the Company shall keep such documents and information as may be required under the Code to be maintained at such office.

7.Registered Agent.  The name and street address of the Company’s registered agent are Michael S. Haynes, 16803 Dallas Parkway, Addison, TX 75001.

8.Liability of the Member.  Except as otherwise required by the Code, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, expenses, obligations, and liabilities of the Company, and the Member shall not be obligated personally for any such debt, expense, obligation, or liability of the Company solely by reason of being the Member.  The Member shall not be liable to the Company for monetary damages for any losses, claims, damages, or liabilities arising out of or in connection with this Agreement or the Company’s business or affairs, except for any such loss, claim, damage, or liability attributable to the Member’s gross negligence, willful misconduct, or fraud.  All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations, or liabilities of the Company.

9.Manager.  The business and affairs of the Company shall be managed by the manager (“Manager”). The Manager shall direct, manage, and control the business of the Company and shall have full and complete authority and discretion to make any and all decisions relating to the Company.  The initial Manager shall be Holdco.  The Member may remove and replace the Manager at any time.

10.Authority of Manager.  The Manager shall exercise control over all aspects of Company business and shall have complete charge of the operations of the Company.  The Manager shall, subject to the provisions of this Agreement, have full authority to oversee the operations of the company and to execute and deliver all agreements relating to the affairs of the Company.  The Manager shall be authorized to:  (a) purchase, manage and dispose of assets, including real and personal property and oil and gas assets; (b) vote all stock owned by the Company; (c) borrow money, and execute promissory notes, security agreements, and other instruments of indebtedness of the Company for borrowed funds; (d) pledge, mortgage and hypothecate, sell or dispose of all or any part of the assets and properties of the Company; (e) invest Company funds in stock and securities of all sorts, including limited liability companies, and general and limited interests in partnerships or joint ventures; (f) retain investment counselors and delegate to them discretionary authority to invest and manage Company funds; (g) execute instruments of transfer of Company property; and (h) enter into and execute all other agreements, documents and instruments of any character relating to the affairs of the Company.

11.Restrictions on Authority.  Without first obtaining the consent or approval of the Member, the Manager shall not: (a) do any act in contravention of this Agreement; (b) execute or deliver any assignment for the benefit of creditors of the Company; (c) confess a judgment against the Company; (d) do any act which would make it impossible to carry on the ordinary business of the Company; or (e) admit a new Member or Members.  Notwithstanding the foregoing, in no event will the Member or Manager do any act in contravention of the terms of the Limited Liability Company Agreement of Holdco.

12.Management Duties.  The Manager shall manage the Company’s affairs in a prudent and businesslike manner to carry out the purposes of the Company.  The Manager shall:  (a) maintain proper books and records relating to the business of the Company; (b) furnish the Member (i) annual financial reports of the Company and the companies in which it owns any material interest within 90 days after the end of each calendar year and (ii) other financial information as may be reasonably necessary to keep the Member apprised of the Company’s business, its financial condition and the financial condition of the companies in which the Company owns an interest; (c) comply with all legal requirements relating to the formation and operation of a limited liability company; and (d) arrange to prosecute, defend, settle or compromise actions and legal proceedings as may be necessary to enforce and protect the Company’s rights and interests.

13.Action by Written Consent.  Any action permitted or required by the Code, the certificate of formation, or this Agreement to be taken at a meeting of the Member may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the Member.  Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Texas Secretary of State, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Member.

14.Insurance.  The Company shall maintain insurance on the assets of the Company of such types as is consistent with insurance customarily maintained on similar assets, as determined by the Manager.  Insurance maintained by the Company may name the Member and the Member’s managers as an additional named insureds (and, if provided, shall identify its status as a member of the Company) and shall require that at least 30 days prior notice of changes in such insurance be provided to the Member.

15.Time Devoted to Business.  The Manager shall devote such part of his time as is reasonably needed to manage the Company’s business.  This section is not intended, nor shall it be construed, to prohibit a Manager from delegating or performing services for any other party for compensation.

16.Membership Interests.  The membership interests in the Company shall be deemed to be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Texas (“UCC”) and within the meaning of Section 8-102(a)(15) of the UCC, including for purposes of the grant, pledge, attachment or perfection of a security interest in the certificated membership interests.  The law of the State of Texas is hereby designated as the issuer’s jurisdiction within the meaning of section 8-110(d) of the UCC for purposes of the matters specified herein.

17.Compensation.  No salary or other fee shall be payable to a Manager in his, her or its capacity as a Manager with respect to services rendered to the Company.

18.Costs of Operation.  All costs and expenses of the Company, including debt service, taxes, legal and accounting fees, insurance premiums and every other cost or expense incurred after formation of the Company shall be paid from Company funds.

19.Initial Contributions to Company Capital.  The Member’s contribution of capital to the Company is comprised of the property and cash as reflected on Exhibit A attached hereto.

20.Payment of Operating Costs.  If the Company incurs operating costs in excess of revenues in its operations, the Member may advance funds to the Company in the form of loans.

21.Additional Voluntary Capital Contributions.  The Manager shall, from time to time, determine the amounts of cash required by the Company.  If additional cash is required, the Manager may request additional capital from the Member.  The Manager shall give written notice to the Member of the reason for and the amount of the additional voluntary capital contribution requested, and the Member may contribute such amount.  No person other than the Manager may make such a request or attempt to enforce this provision, and any decision to contribute additional capital shall be solely within the discretion of the Member as a voluntary additional capital contribution.

22.Dissolution.  Provided that the Credit Facility is not outstanding, the Company may be dissolved and terminated at any time at the election of the Member.

23.Right to Rely Upon the Authority of Manager.  No person dealing with the Manager shall be required to determine the authority of the Manager to make any commitment or undertaking on behalf of the Company, nor to determine any fact or circumstance bearing upon the existence of such authority.  In addition, no purchaser of any property or interest owned by the Company shall be required to determine the authority of the Manager to sign and deliver on behalf of the Company any instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith.

24.Applicable Law.  This Agreement shall be governed by and construed in accordance with Texas law and shall constitute the Company Agreement of the Company as provided in the Code.

[Signature Page to Follow]

The Member has executed this Agreement to be effective as of the date set forth above.

SOLE MEMBER:

TAT HOLDCO LLC, a Texas limited liability company

By: /s/ N. Malone Mitchell 3rd

N. Malone Mitchell 3rd, Manager

By: /s/ Noah M. Mitchell 4th

Noah M. Mitchell 4th, Manager

By: /s/ Stevenson Briggs Mitchell

Stevenson Briggs Mitchell, Manager

By: /s/ Jonathon Troy Fite

Jonathon Troy Fite, Manager

By: /s/ Randall I. Rochman

Randall I. Rochman, Manager

Signature Page to Limited Liability Company Agreement of TAT Merger Sub LLC

ACCEPTANCE AND ACKNOWLEDGEMENT

The undersigned accepts the appointment as Manager of the Company and acknowledges the limitations on its authority as Manager contained in this Agreement.

                                                           TAT HOLDCO LLC

                                                           by:

                                                           /s/ N. Malone Mitchell 3rd

                                                          N. Malone Mitchell 3rd, Manager

                                                           /s/ Noah M. Mitchell 4th

                                                           Noah M. Mitchell 4th, Manager

                                                          /s/ Stevenson Briggs Mitchell

                                                          Stevenson Briggs Mitchell, Manager

                                                         /s/ Jonathon Troy Fite

                                                         Jonathon Troy Fite, Manager

                                                         /s/ Randall I. Rochman

                                                         Randall I. Rochman, Manager

Signature Page to Limited Liability Company Agreement of TAT Merger Sub LLC

EXHIBIT A

SCHEDULE OF CAPITAL CONTRIBUTIONS

Name of Member	Cash and Value of Property Contributed

TAT Holdco LLC	$100,000.00

Totals	$100,000.00

Exhibit A to Limited Liability Company Agreement of TAT Merger Sub LLC